CONSENT AND WAIVER

This Consent and Waiver (this "**Consent and Waiver**") dated as of June 25, 2024, by, between, and among FOXO Technologies Inc., a Delaware corporation ("**FOXO**"), Myrtle Recovery Centers, Inc., a Tennessee corporation ("**Myrtle**"), and Rennova Health, Inc., a Delaware corporation ("**Rennova**" or "**RHI**"). Each of FOXO, Myrtle and RHI is referred to herein individually as a "**Party**," or collectively as the "**Parties**."

WHEREAS, FOXO, Myrtle, and Rennova executed and delivered that certain SEA, dated as of June 10, 2024 (the "**SEA**"). Capitalized terms used by not otherwise defined in this Consent and Waiver have the meanings ascribed to them in the SEA;

WHEREAS, pursuant to Section 2.1 of the SEA, on the Closing Date, Rennova shall transfer to FOXO all of its equity interests of Myrtle (the "**Myrtle Shares**"), and Myrtle shall cause the Myrtle Shares to be issued in the name of FOXO;

WHEREAS, pursuant to Section 2.2 of the SEA, in consideration for the transfer of the Myrtle Shares, FOXO shall on the Closing Date and contemporaneously with such transfer of the Myrtle Shares to it by Rennova, pay Rennova $500,000 (the "**Purchase Price**"), which payment shall be made: (a) by the issuance of a number of shares of FOXO Common Stock (the "**FOXO Shares**");

WHEREAS, pursuant to Section 3.4(d) of the SEA, at the Closing FOXO must deliver irrevocable instructions to the transfer agent directing the issuance of the FOXO Shares;

WHEREAS, pursuant to Section 9.7 of the SEA, the obligations of Rennova and Myrtle under the SEA are subject to the FOXO Shares having been approved for listing on the NYSE MKT in accordance with all applicable rules and regulations, subject only to official notice of issuance;

WHEREAS, FOXO, Myrtle, and Rennova acknowledge and agree that, despite the transaction closing on June 14, 2024 and despite the best efforts of FOXO, and due to events beyond their individual or collective control, the FOXO Shares have yet to be issued due to the FOXO Shares having yet to be approved for listing on the NYSE MKT;

WHEREAS, having given consideration to the foregoing, FOXO, Myrtle, and Rennova agree that the provisions of Sections 2.2, 3.4(d), and 9.7 of the SEA shall be waived, and that FOXO, Myrtle, and Rennova shall consent to the FOXO Shares being issued post-Closing upon the approval for listing on the NYSE MKT; and

WHEREAS, pursuant to Section 12.7 of the SEA, no waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in the SEA shall be effective unless in writing.

NOW, THEREFORE, FOXO, Myrtle, and Rennova hereby agree as follows:

1. FOXO, Myrtle, and Rennova hereby waive any and all of the FOXO's obligations with respect to the issuance of the FOXO Shares prior to Closing, including the requirements of Sections 2.2, 3.4(d), and 9.7 of the SEA.

2. In consideration of the waiver set forth above and except as set forth below, FOXO hereby agrees to use reasonable commercial efforts to issue to Rennova the FOXO Shares payable, post-Closing and upon the approval for listing on the NYSE MKT. In the event that NYSE determine the total number

of shares payable cannot be issued prior to receipt of shareholder approval, FOXO agrees to issue the maximum number of shares permissible and provide a Note for the balance payable, that can be paid in cash at any time or in shares upon receipt of required approvals.

3. The consents and waivers set forth herein are limited precisely as written and shall not be deemed (a) to be a consent to, or waiver of, any other term or condition of the SEA or any of the agreements, instruments and documents referred to therein or executed in connection therewith or (b) to prejudice any contractual, legal or other right or rights which the undersigned may have or may have in the future under or in connection with the SEA or any agreements, instruments and documents referred to therein or executed in connection therewith. Except as set forth herein, the undersigned parties hereby reserve all of their rights and remedies under applicable law and under the SEA or any of the agreements, instruments and documents referred to therein or executed in connection therewith with respect to any matters other than those addressed in this Consent and Waiver.

4. The execution, delivery and performance by FOXO, Myrtle, and Rennova of this Consent and Waiver has been duly authorized by all necessary action on the part of FOXO, Myrtle, and Rennova. This Consent and Waiver has been duly executed by FOXO, Myrtle, and Rennova.

5. This Consent and Waiver and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Florida (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Consent and Waiver shall be brought in a court of competent jurisdiction in the State of Florida and in no other place.

6. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Consent and Waiver, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Consent and Waiver, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

7. This Consent and Waiver is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8. This Consent and Waiver shall be binding upon and inure to the benefit of the parties and their respective successors and assigns in accordance with the terms of the Consent and Waiver.

9. This Consent and Waiver may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original. At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

10. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Consent and Waiver, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Consent and Waiver. To the extent that a party elects not to consult with such counsel, the party hereby waives any defense to inadequate representation by counsel.

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SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has caused this Consent and Waiver to be executed and delivered on the respective day and year set forth below.

	FOXO Technologies, Inc.
Date: June 25, 2024	By: ______________________
	Mark White, Interim CEO
	Rennova Health, Inc.
Date: June 25, 2024	By: ______________________
	Seamus Lagan, Chief Executive Officer
	Myrtle Recovery Centers, Inc.
Date: June 25, 2024	By: ______________________
	Seamus Lagan, Director